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                                                                   EXHIBIT 10.14


            [Letterhead of Heidrick & Struggles International, Inc.]




March 20, 2002


PERSONAL & CONFIDENTIAL
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Mr. Kevin J. Smith
6 Clubside Court
Burr Ridge, Illinois 60521

Dear Kevin:

On behalf of Heidrick & Struggles, Inc., I am pleased to confirm the terms of your employment to you.

Title. You will serve as Chief Financial Officer reporting
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to the Chief Executive Officer of Heidrick & Struggles International,
Inc. (the "Company"). You will also have the internal title of Senior Partner. You will be a member of the Global Operating
Committee ("GOC") or its equivalent. Initially you will be located in the Company's corporate offices in Chicago.

Base Salary. Your base salary is $430,000 annually, subject
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to review on a 24-month basis.

Target Bonus. Your target bonus for 2002 is 100% of base
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salary to be paid when bonuses are paid to executive officers in
March of 2003. Your target bonus will be guaranteed to the extent of 50% for 2002. Bonuses (other than the guaranteed portion of your 2002 bonus) are discretionary and are not earned until approved by the Compensation Committee and/or the Board of Directors of the Company and subject to the provisions of the Change in Control Severance Plan and the paragraphs below relating to termination without Cause including resignation for Good Reason, will be payable only if you are in the Company's employ on the regular bonus payment date.

Incentive Compensation and Other Plans. You will be eligible
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to participate in the incentive and other executive compensation plans applicable to members of GOC and executive officers, including, without limitation, the performance share plan, the annual bonus plan and the management stock option plan which have been provided to you. You shall also be eligible to participate in the Change In Control Severance Plan in Tier One. In addition, you will be covered by the Company's Severance Plan in the tier for Top Management, provided (i) the terms "Cause" and "Good Reason" shall have the meanings defined below and any resignation by you for Good Reason shall be deemed a termination by the Company without Cause under the

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Mr. Kevin J. Smith
March 20, 2002
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Severance Plan and (ii) any reduction in your base salary or bonus opportunity that constitutes Good Reason shall be disregarded in determining the severance payment due to you.

Sign-On Arrangements.
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        Options. You will receive a stock option grant to purchase
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        10,000 shares of Heidrick & Struggles International, Inc.
        common stock within 60 days of the date you commenced employment. The options will be granted at the closing price of the common stock as reported on NASDAQ on the trading day preceding such date, will vest 100% on the first anniversary of the date of grant, and will have a ten-year term.

        Cash Payment. Within 30 days following the date of this
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        Agreement the Company will lend to you $250,000 to be
        evidenced by a non-interest bearing promissory note (the "Note") payable on March 20, 2005, except that, if you cease to be in the Company's employ, then subject to the next succeeding paragraphs, the entire principal balance of the Note then outstanding shall, without demand or notice of any kind, be and become due and payable within 30 days of the termination of your employment.

        If you are in the Company's employ, the Note will be forgiven in the principal amount of $83,333 on each of March 20, 2003, 2004 and 2005. The income arising from the loan forgiveness will be subject to personal income tax withholding. The Company is authorized to deduct the amounts required to be withheld from your cash bonus; if the bonus amount is less than the withholding, you will, within 10 days, reimburse the Company for withholding payments made to the extent not covered by your bonus. The Company will reimburse you on a grossed-up basis for any income tax arising out of the interest-free nature of the loan.

        In addition, the Note will be forgiven in full at any time if the Company has terminated your employment without Cause or if you have resigned for Good Reason).

           The term "Good Reason" shall mean (i) a diminution of the amount of your base salary or target bonus or benefits or level of eligibility for stock options or other incentive programs unless such diminution is consistent with other employees at your level; (ii) the elimination of your position or a diminution of responsibilities associated with your position or (iii) a change in the location of your principal place of employment more than 50 miles in radius from its initial location without your approval.

           The term "Cause" shall mean (a) fraud, or the embezzlement or misappropriation of funds or property of the Company or any of its affiliates by you, the conviction of, or the entrance of a plea of

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Mr. Kevin J. Smith
March 20, 2002
Page 3


           guilty or nolo contendere by you, to a felony, or a crime
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           involving moral turpitude; (b) neglect, misconduct or
           willful malfeasance which is materially injurious to the Company or any of its affiliates; or (c) willful failure or refusal to perform your duties, or a willful, material breach of contract.

Benefits. You will be eligible to participate in the Company's
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benefit programs and will receive a detailed guide shortly after your starting date. The Company's benefit programs include group health and life/AD&D insurance, long-term disability, short-term disability salary continuation, time-off benefits (vacation, paid holidays, paid sick time), the Flexible Spending Account and the Heidrick & Struggles, Inc. 401(k) Profit-Sharing and Retirement Plan. The Company's benefit programs, bonus programs and polices are reviewed from time to time by Company management and may be modified, amended, or terminated at any time.

Expenses. The Company's Physical Examinations Policy will apply to
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you effective immediately upon your employment commencement date. The
Financial Planning Program for Senior Partners will also apply to you. The Company will reimburse you for all of your business expenses in accordance with its policies. You will also be entitled to reimbursement of up to $5,000 per year for the cost of initiation fees, monthly dues and expenses incurred in connection with club memberships.

Confidentiality. Your employment with the Company under this
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Agreement necessarily involves your access to and understanding of certain trade secrets and confidential information pertaining to the business of the Company and its affiliates. During the term of your employment with the Company and thereafter, you will not, directly or indirectly, without the prior written consent of the Company, disclose or use for the benefit of any person, corporation or other entity, or for yourself any and all files, trade secrets or other confidential information concerning the internal affairs of the Company and its affiliates, including, but not limited to, information pertaining to its clients, services, products, earnings, finances, operations, methods or other activities, provided, however, that the foregoing shall not apply to information which is of public record or is generally known, disclosed or available to the general public or the industry generally (other than as a result of your breach of this covenant). Notwithstanding the foregoing, you may disclose such information as is required by law during any legal proceeding or to your personal representatives and professional advisers and, with respect to such personal representatives and professional advisers, you shall inform them of your obligations hereunder and take all reasonable steps to ensure that such professional advisers do not disclose the existence or substance thereof. Further, you shall not, directly or indirectly, remove or retain, and upon termination of employment for any reason you shall return to the Company, any records, computer disks, computer printouts, business plans or any copies or reproductions thereof, or any information or instruments derived therefrom, arising out of or relating to the business of the Company and its affiliates or obtained as a result of your employment by the Company.

Non-Solicitation/Non-Competition. During the term of your employment
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with the Company and for a period of six-months after the termination of your employment with the Company, you shall not (i) become an employee of or consultant to any principal competitor of the Company in substantially the same function as your employment with the Company or its affiliates in the twelve-months prior to termination of your employment or (ii) directly or indirectly solicit or

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Mr. Kevin J. Smith
March 20, 2002
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hire, or assist any other person in soliciting or hiring, any employee of the Company or its affiliates (as of your termination of employment with the Company) or any person who, as of such date, was in the process of being recruited by the Company or its affiliates, or induce any such employee to terminate his or her employment with the Company or its affiliates.

Other Legal Matters.
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        You will be an "employee at will" unless or until you and
        the Company otherwise agree in writing. The purpose of this arrangement is to permit either of us to terminate employment and compensation at any time with or without Cause or Good Reason, except for such period of notice as may be expressly provided in writing under written Company employment policies in effect at the time of such termination. Your initial and continuing employment will be subject to your having the ability to work legally in the United States.

        You have advised the Company that your execution and performance of the terms of this Agreement do not and will not violate any other agreement binding on you or the rights of any third parties and you understand that in the event this advice is not accurate the Company will not have any obligation to you under this Agreement.

        This letter agreement contains our entire understanding and can be amended only in writing and signed by you and the Chief Executive Officer. You specifically acknowledge that no promises or commitments have been made to you that are not set forth in this letter.

        Any controversy or claim arising out of or relating to this agreement or for the breach thereof, or your employment, including without limitation any statutory claims (for example, claims for discrimination including but not limited to discrimination based on race, sex, sexual orientation, religion, national origin, age, marital status, handicap or disability; and claims relating to leaves of absence mandated by state or federal law), breach of any contract or covenant (express or implied), tort claims, violation of public policy or any other alleged violation of statutory, contractual or common law rights (and including claims against the Company's officers, directors, employees or agents) if not otherwise settled between the parties, shall be conclusively settled by arbitration to be held in New York, New York, in accordance with the American Arbitration Association's Employment Dispute Resolution Rules (the "Rules"). Arbitration shall be the parties' exclusive remedy for any such controversies, claims or breaches. The parties agree they shall not seek any award for punitive damages for any claims they may have under this Agreement. The parties also consent to personal jurisdiction in New York, New York with respect to such arbitration. The award resulting from such arbitration shall be final and binding upon both parties. Judgment upon said award may be entered in any court having jurisdiction.


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Mr. Kevin J. Smith
March 20, 2002
Page 5

        You and the Company hereby waive the right to pursue any claims, including but not limited to employment termination - related claims, through civil litigation outside the arbitration procedures of this provision, unless otherwise required by law. You and the Company each have the right to be represented by counsel with respect to arbitration of any dispute pursuant to this paragraph. The arbitrator shall be selected by agreement between the parties, but if they do not agree on the selection of an arbitrator within 30 days after the date of the request for arbitration, the arbitrator shall be selected pursuant to the Rules.

        In the event of any arbitration hereunder, the parties agree each shall bear its or his own attorneys' fees and costs associated with or arising from such arbitration or other proceeding.

Yours sincerely,

/s/ Stephanie W. Abramson

Stephanie W. Abramson
Chief Legal Officer

I hereby accept the terms and conditions of employment as outlined above:

/s/ Kevin J. Smith                                             4-4-02
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Kevin J. Smith                                                 Date